Exhibit  4.2

                         CERTIFICATE OF AMENDMENT
                                  TO THE
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                        BERGEN BRUNSWIG CORPORATION
                        ---------------------------

                     Pursuant to N.J.S. 14A:7-15.1(2)

                          Dated: November 3, 1998


         The undersigned corporation, having amended the Restated Certificate of

Incorporation of the Corporation to increase the number of authorized  shares of

Class A Common Stock in connection  with the  declaration of a two for one stock split in the form of a 100% stock dividend, hereby certifies as follows:

         1. The name of the Corporation is Bergen Brunswig Corporation.

         2. The date of adoption  by the Board of  Directors  of the  resolution approving the stock split in the form of a 100% stock dividend was September 24,

1998.

         3. The amendment to the Restated  Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding  shares of any  class or series  and will not  result in the  percentage  of  authorized shares that remains  unissued after the share dividend,  division or combination exceeding the percentage of authorized shares that was unissued before the share dividend, division, or combination.

         4. The class of shares subject to the dividend, division or combination is the Corporation's Class A Common Stock, par value $1.50 per share. The number of shares subject to the dividend,  division or  combination is 56,048,112,  and the number of shares to be issued on the dividend is 56,048,112.



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         5. The amendment to the Restated  Certificate of Incorporation  made in connection  with the dividend,  division or combination was effected by amending

Article VI of this Corporation's  Restated  Certificate of Incorporation to read as follows:

              "The total  authorized  capital stock of the Corporation  shall be

         203,000,000 shares, consisting of

              1.  3,000,000  shares of Preferred  Stock  without  nominal or par value; and

              2. 200,000,000 shares of Class A Common Stock, par value $1.50 per share.

         Shares of authorized capital stock of each class may be issued for such consideration (not less than the par value thereof in the case of stock with par value) as may be determined  from time to time by the Board of

         Directors."

         6. The par value of the Class A Common Stock was not adjusted by virtue of the share dividend, division or combination.

         IN  WITNESS  WHEREOF,  Bergen  Brunswig  Corporation  has  caused  this

Certificate  of Amendment to its Restated  Certificate  of  Incorporation  to be

executed on its behalf by its Executive Vice President - Chief Legal Officer and

Secretary as of the date first written above. BERGEN BRUNSWIG CORPORATION


                           By: /s/ Milan A. Sawdei
                              -------------------------------------------
                                   Milan A. Sawdei, Executive Vice President -
                                   Chief Legal Officer and Secretary



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